                                 FIRST AMENDMENT



                                       TO



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                                  CONRAIL INC.,

                           A PENNSYLVANIA CORPORATION,



                            GREEN ACQUISITION CORP.,

                           A PENNSYLVANIA CORPORATION,


                                       AND


                                CSX CORPORATION,

                             A VIRGINIA CORPORATION,





                          DATED AS OF NOVEMBER 5, 1996.

                  FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 5, 1996 (this "First Amendment"), by and among CONRAIL INC., a Pennsylvania corporation ("Green"), GREEN ACQUISITION CORP., a Pennsylvania corporation and a wholly owned subsidiary of White ("Tender Sub"), and CSX CORPORATION, a Virginia corporation ("White").


                                   WITNESSETH:

                  WHEREAS, Green, Tender Sub and White have entered into an Agreement and Plan of Merger, dated as of October 14, 1996 (the "Merger Agreement"), pursuant to which Tender Sub has commenced a cash tender offer (the "October 16 Offer") for shares of Green Common Stock and for shares of Green ESOP Preferred Stock, such offer to be followed by a merger of Green with and into Tender Sub, with Tender Sub being the surviving corporation;

                  WHEREAS, in consideration of Green's willingness to enter into this First Amendment, White and Tender Sub are willing to make the amendments to the Merger Agreement set forth herein;

                  WHEREAS, in consideration of White's and Tender Sub's willingness to enter into this First Amendment, Green is willing to make the amendments to the Merger Agreement set forth herein;

                  WHEREAS, the Board of Directors of Green has approved, and deems it advisable and in the best interests of Green to enter into, this First Amendment;

                  WHEREAS, the respective Boards of Directors of Tender Sub and White have approved, and deem it advisable and in the best interests of their respective shareholders to enter into, this First Amendment; and

                  WHEREAS, except as amended by this First Amendment, it is intended that the Merger Agreement shall remain in full force and effect;

                  WHEREAS, capitalized terms used herein and not defined herein shall have the respective meanings given in the Merger Agreement;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this First Amendment, the parties, intending to be legally bound, agree as follows:


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
                                    ARTICLE I


                  SECTION 1. The following is hereby added to the end of Section 1.1 of the Merger Agreement:

                  (e) As promptly as practicable after the public announcement of the execution of the First Amendment, dated as of November 5, 1996, to this Agreement (the "First Amendment"), Tender Sub shall amend the October 16 Offer to change the price offered thereunder to $110.00 per share of Green Common Stock and Green ESOP Preferred Stock, net to the seller in cash (such price, or such higher price per share as may be paid in the Amended Offer, being referred to herein as the "Amended Offer Price"), subject to the conditions (the "Exhibit D Conditions") set forth in Exhibit D to this Agreement (the October 16 Offer, as so revised, the "Amended Offer"). Tender Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Amended Offer, accept for payment and pay for shares of Green Common Stock and Green ESOP Preferred Stock tendered as soon as practicable after the later of the satisfaction of the conditions to the Amended Offer and the expiration of the Amended Offer; provided, however, that no such payment shall be made until after calculation of proration; provided further that immediately upon the acceptance for payment of and payment for shares of Green ESOP Preferred Stock pursuant to the Amended Offer, such shares shall be automatically converted on a one-for-one basis into shares of Green Common Stock in accordance with the terms of the Green Articles. The obligations of Tender Sub to make the Amended Offer and to accept for payment and to pay for any shares of Green Common Stock or Green ESOP Preferred Stock validly tendered shall be subject only to the Exhibit D Conditions. The Amended Offer shall be made by means of a supplement (the "Supplement") to the offer to purchase relating to the October 16 Offer containing the terms set forth in the First Amendment and the Exhibit D Conditions. Without the written consent of Green, Tender Sub shall not decrease the Amended Offer Price, decrease the aggregate number of shares of Green Common Stock and Green ESOP Preferred Stock sought, change the form of


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
         consideration to be paid pursuant to the Amended Offer, modify any of the conditions to the Amended Offer, impose conditions to the Amended Offer in addition to the Exhibit D Conditions, except as provided in the proviso below, extend the Amended Offer, or amend any other term or condition of the Amended Offer in any manner which is adverse to the holders of shares of Green Common Stock, it being agreed that a waiver by Tender Sub of any condition in its discretion shall not be deemed to be adverse to the holders of Green Common Stock; provided, however, that Tender Sub shall not waive the condition (the "Minimum Condition") set forth in paragraph (c) of the Exhibit D Conditions without the consent of Green; and provided further that, if on any scheduled expiration date of the Amended Offer (as it may be extended in accordance with the terms hereof), all conditions to the Amended Offer shall not have been satisfied or waived, the Amended Offer may be extended from time to time without the consent of Green for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions. White and Tender Sub agree that, in the event that all conditions to their obligation to purchase shares under the Amended Offer at any scheduled expiration date thereof are satisfied other than the Minimum Condition, White and Tender Sub shall, from time to time, extend the Offer until the earlier of (i) 270 days following the date hereof or (ii) such time as such condition is satisfied or waived in accordance herewith. In addition, the Amended Offer Price and the number of shares of Green Common Stock or Green ESOP Preferred Stock sought may be increased and the Amended Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Green. It is agreed that the conditions to the Amended Offer are for the benefit of White and Tender Sub and may be asserted by White or Tender Sub regardless of the circumstances giving rise to any such condition (including any action or inaction by White or Tender Sub not inconsistent with the terms hereof) or may be waived by White or Tender Sub, in whole or in part at any time and from time to time, in its sole discretion.

                  (f) White and Tender Sub shall file with the SEC as soon as practicable on or after the date the Amended Offer is made, an amendment to the Tender Offer Statement on Schedule 14D-1 relating to the October 16 Offer with respect to the Amended Offer

         (together with all amendments and supplements thereto and including the exhibits thereto, the "Amended Schedule 14D-1"), which shall include, as exhibits, the Supplement and a form of letter of transmittal and any summary advertisement (such Tender Offer Statement on Schedule 14D-1 as so amended and such documents, collectively, together with any amendments and supplements thereto, the "Amended Offer Documents"). Each of White and Tender Sub agrees to take all steps necessary to cause the Amended Offer Documents to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of White and Tender Sub, on the one hand, and Green, on the other hand, agrees promptly to correct any information provided by it for use in the Amended Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and White and Tender Sub further agree to take all steps necessary to cause the Amended Offer Documents as so corrected to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Green and its counsel shall be given the opportunity to review the Amended Offer Documents before they are filed with the SEC. In addition, White and Tender Sub agree to provide Green and its counsel in writing with any comments White, Tender Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Amended Offer Documents promptly after the receipt of such comments. White and Tender Sub shall cooperate with Green in responding to any comments received from the SEC with respect to the Amended Offer and amending the Amended Offer in response to any such comments.

                  SECTION 2. Section 1.1(d) of the Merger Agreement is hereby deleted and replaced with the following:

                  (d) At any time prior to eleven business days before the then scheduled expiration date of the Amended Offer if Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law shall be inapplicable to Green by such time, White shall at the written request of Green amend the Amended Offer to increase the number of shares of Green Common Stock and Green ESOP Preferred Stock sought thereunder to 40% of the outstanding shares of Green Common Stock on a fully diluted basis as of the date hereof (excluding for purposes of this Section 1.1(d) shares that would be outstanding upon exercise of the Green Stock
         Option Agreement). In addition, at any time following seven business days after consummation of the Amended Offer, if White and it subsidiaries do not already own at such time 40% or more of the outstanding shares of Green Common Stock on a fully diluted basis as o the date hereof (excluding for purposes of this Section 1.1(d) shares that would be outstanding upon exercise of the Green Stock Option Agreement), White may, and at the written request of Green shall, commence an offer (the "Second Offer") to purchase up to that number of shares of Green Common Stock and Green ESOP Preferred Stock which, when added to the aggregate number of shares of Green Common Stock and Green ESOP Preferred Stock then beneficially owned by White (other than pursuant to the Green Stock Option Agreement), equals 40% of such outstanding shares of Green Common Stock, at a price not less than $110.00 provided that White shall not be required to consummate any such Second Offer until after Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law shall be inapplicable to Green. Green agrees that it shall not make such written request at any time that the Offer is outstanding and has a scheduled expiration date within 10 business days of such time. White and Green agree that if the Second Offer is commenced they will file such documents and make such recommendations and take such other action as is required by this Agreement in respect of the Amended Offer, and the Second Offer shall be on terms (other than price) no less favorable to the shareholders of Green than the Amended Offer.

                  SECTION 3. The number "$92.50" in Section 2.2 and Section 2.5 of the Merger Agreement is hereby deleted and replaced with the number "$110.00".

                  SECTION 4. The following is hereby added to the end of Section
1.2 of the Merger Agreement:

                  (e) Green hereby approves of and consents to the Amended Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously by the vote of all directors present (i) determined that this Agreement, as amended by the First Amendment, and the transactions contemplated hereby (including the Amended Offer and the Merger) are in the best interests of Green, (ii) approved this Agreement, as amended by the First Amendment, and the transactions contemplated hereby (including the Amended Offer and the Merger), such determination and approval constituting approval thereof by the Board of Directors for all purposes of the Pennsylvania Law, and (iii) resolved to recommend that the shareholders of Green who desire to receive cash for their shares of Green Common Stock or Green ESOP Preferred Stock accept the Amended Offer and tender their shares of Green Common Stock or Green ESOP Preferred Stock thereunder to Tender Sub and that all shareholders of Green approve and adopt this Agreement, as amended by the First Amendment, and the transactions contemplated hereby; provided, however, that prior to the purchase by Tender Sub of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the Offer, Green may modify, withdraw or change such recommendation, but only to the extent that Green complies with Section
         4.2 hereof. Green hereby consents to the inclusion in the Amended Offer Documents of the recommendations of Green's Board of Directors described in this Section.

                  (f) Concurrently with the making of the Amended Offer, Green shall file with the SEC an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 relating to the October 16 Offer with respect to the Amended Offer (such Solicitation/Recommendation Statement on Schedule 14D-9 as so amended, together with all amendments and supplements thereto and including the exhibits thereto, the "Amended Schedule 14D-9"), which amendment shall contain the recommendation referred to in clauses (i), (ii) and (iii) of Section 1.2(e) hereof; provided, however, that Green may modify, withdraw or change such recommendation, but only to the extent that Green complies with Section 4.2 hereof. Green agrees to take all steps necessary to cause the Amended Schedule 14D-9 to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of Green, on the one hand, and White and Tender Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Amended
         Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and Green further agrees to take all steps necessary to cause the Amended Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. White and its counsel shall be given the opportunity to review the Amended Schedule 14D-9 before it is filed with the SEC. In addition,

         Green agrees to provide White, Tender Sub and their counsel in writing with any comments Green or its counsel may receive from time to time from the SEC or its staff with respect to the Amended Schedule 14D-9 promptly after the receipt of such comments. Green shall cooperate with White and Tender Sub in responding to any comments received from the SEC with respect to the Amended Schedule 14D-9 and amending the Amended
         Schedule 14D-9 in response to any such comments.

                  (g) Green has received the written opinions of each of the Green Advisors, each dated as of the date of the First Amendment, to the effect that, as of such date, the consideration to be received by Green shareholders (other than Tender Sub and its affiliates) pursuant to the Amended Offer and Merger, taken together, is fair from a financial point of view to such holders (the "Second Green Fairness Opinions"). Green has delivered to Tender Sub a copy of the Second Green Fairness Opinions.

                  SECTION 5. The term "Offer" as used in the Merger Agreement shall be deemed to include the Amended Offer; the term "Offer Price" as used in the Merger Agreement shall be deemed to include the Amended Offer Price; the term "Merger Agreement" or "this Agreement" as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended by the First Amendment (provided that the terms "date hereof" or "date of this Agreement" as used in the Merger Agreement shall mean October 14, 1996); the term "Schedule 14D-1" as used in the Merger Agreement shall be deemed to include the Amended
Schedule 14D-1; the term "Offer Documents" as used in the Merger Agreement shall be deemed to include the Amended Offer Documents; the term "Schedule 14D-9" as used in the Merger Agreement shall be deemed to include the Amended Schedule 14D-9; and the term "Green Fairness Opinions" as used in the Merger Agreement shall be deemed to include the Second Green Fairness Opinions.

                  SECTION 6. The following is hereby added to the end of Article IV of the Merger Agreement:

                  SECTION 4.3. No Third Party Discussions, etc. Without limiting the provisions of Section 4.1, during the term of this Agreement, neither Green nor White shall, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, participate in any conversations, discussions or negotiations, or enter into any agreement, arrangement or understanding, with any other company engaged in the operation of railroads (including Norfolk Southern Corporation) with respect to the acquisition by any such other company (including Norfolk Southern Corporation) of any securities or assets of Green and its subsidiaries or White and its subsidiaries, or any trackage rights or other concessions relating to the assets or operations of Green and its subsidiaries or White and its subsidiaries, other than with respect to sales, leases, licenses, mortgages or other disposals (a) by White of any of the assets or properties of White or its subsidiaries (but not Green and its subsidiaries) or (b) by Green of any of the assets or properties of Green or its subsidiaries (but not White and its subsidiaries), in either case to the extent permitted by Section 4.1(a)(iv). Notwithstanding the foregoing, however, Green and White shall be permitted to engage in conversations, discussions and negotiations with other companies engaged in the operation of railroads (including Norfolk Southern Corporation) to the extent reasonably necessary or reasonably advisable in connection with obtaining regulatory approval of the transactions contemplated by this Agreement in accordance with the terms set forth in this Agreement, and in each case so long as (i) representatives of Green and White are both present at any such conversation, discussion or negotiation, (ii) the general subject matter of any such conversation, discussion or negotiation shall have been agreed to in advance by Green and White and (iii) Green, White and such other company shall have previously agreed to appropriate confidentiality arrangements, on terms reasonably acceptable to Green and White (which terms shall in any event permit disclosure to the extent required by law), relating to the existence and subject matter of any such conversation, discussion or negotiation. This Section 4.3 shall terminate and be of no further force and effect immediately upon any exercise by Green or White of its rights under the proviso to Section 4.2(a); provided that such party exercising such rights has given the other party prior notice thereof.

                  SECTION 7. The number "180" in Section 4.2(a) and Section 4.2(b) of the Merger Agreement is hereby deleted and replaced with the number "270".

                  SECTION 8. The provision at the end of Section 5.1(f) of the Merger Agreement is hereby deleted.

                  SECTION 9. The following is hereby added to the end of Section 5.1(b):

         Green shall not convene, adjourn or postpone the Green Pennsylvania Shareholders Meeting without the prior consent of White, which consent shall not be unreasonably withheld. In the event that the matters to be considered at the Green Merger Shareholders Meeting are not approved at a meeting called for such purpose, from time to time Green may, and shall at the request of White, duly call, give notice of, convene and hold one or more meeting(s) of shareholders thereafter for the purpose of obtaining the Green Merger Shareholder Approval, in which case all obligations hereunder respecting the Green Merger Shareholders Meeting shall apply in respect of such other meeting(s), subject in any event to either party's right to terminate this Agreement pursuant to Section 7.1(b)(ii) or (iii). Subject to the foregoing, Green shall convene each such meeting(s) as soon as practicable after receipt of any request to do so by White (and in the case of the initial Green Pennsylvania Shareholders Meeting, as soon as practicable after December 5, 1996). The foregoing shall not effect White's obligations to make the Amended Offer and, if the conditions therefor in Section 1.1(d) are satisfied, the Second Offer, whether or not the Green Merger Shareholder Approval has been received or any such Green Merger Shareholders Meeting(s) have been called or held.

                  SECTION 10. The following is hereby added to the end of
Section 5.1(c):

         In the event that the matters to be considered at the White Shareholders Meeting are not approved at a meeting called for such purpose, from time to time White may, and shall at the request of Green, duly call, give notice of, convene and hold one or more meeting(s) of shareholders thereafter for the purpose of obtaining the White Shareholder Approval, in which case all obligations hereunder respecting the White Shareholders Meeting shall apply in respect of such other meeting(s), subject in any event to either party's right to terminate this Agreement pursuant to Section 7.1(b)(ii) or (iii). White shall convene each such meeting(s) as soon as practicable after any request to do so by Green.

                  SECTION 11. The following is hereby added to the end of each of Sections 7.1(b)(ii) and 7.1(b)(iii):

         , to the extent such meeting was held after the earlier of (i) 270 days after October 14, 1996 or (ii) the purchase of an aggregate of 40% of the fully diluted shares of Green Common Stock and Green ESOP Preferred Stock under the Amended Offer and, if applicable, the Second Offer.


                                   ARTICLE II

                                     GENERAL


                  SECTION 1. Merger Agreement. Except as amended hereby, the provisions of the Merger Agreement shall remain in full force and effect.

                  SECTION 2. Counterparts. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 3. Entire Agreement; No Third-Party Beneficiaries. Other than the Merger Agreement (and subject to Section 8.6 thereof), this First Amendment (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this First Amendment and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

                  SECTION 4. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

                  SECTION 5. Assignment. Neither this First Amendment nor any of the rights, interests or obligations under this First Amendment shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this First Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 6. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS FIRST AMENDMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS FIRST AMENDMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS FIRST AMENDMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS FIRST AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS FIRST AMENDMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS FIRST AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS FIRST AMENDMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

                  SECTION 7. Headings. The headings contained in this First Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this First Amendment.

                  SECTION 8. Severability. If any term or other provision of this First Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this First Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

First Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  IN WITNESS WHEREOF, Conrail Inc., Green Acquisition Corp. and CSX Corporation have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     CONRAIL INC.

                                     by

                                     ____________________________
                                     Name:
                                     Title:


                                     GREEN ACQUISITION CORP.

                                     by

                                     ____________________________
                                     Name:
                                     Title:


                                     CSX CORPORATION

                                     by

                                     ____________________________
                                     Name:
                                     Title:



                                      -13-